Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement of our report dated March 6, 2007, except for note 8 as to which the date is April 25, 2007, relating to the financial statements of Liberty Renewable Fuels, LLC as of December 31, 2006 and for the period from inception (June 21, 2006) to December 31, 2006, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Andrews Hooper & Pavlik P.L.C.
Certified Public Accountants

Saginaw, Michigan

June 4, 2007